Exhibit 99.1

WCI Communities Announces 2015 First Quarter Results

First Quarter 2015 New Orders up 54.1%

Earnings per Diluted Share of $0.21

Bonita Springs, Fla, April 29, 2015 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights and Selected Comparisons to First Quarter 2014

•	New orders of 316, up 54.1%

•	Contract value of new orders of $140.8 million, up 39.3%

•	Active selling neighborhood count of 41, up 64.0%

•	Deliveries of 138, up 17.9%

•	Average selling price per home delivered of $486,000, up 18.5%

•	Backlog units totaling 570, up 49.6%

•	Backlog contract value of $282.4 million, up 43.6%

•	Revenues from homes delivered of $67.0 million, up 39.6%

•	Adjusted gross margin from homes delivered of 30.0%

•	Selling, general and administrative (“SG&A”) expenses as a percentage of Homebuilding revenues improved by 200 basis points

•	Adjusted EBITDA of $10.0 million, up 77.3%

•	Income from operations before income taxes of $6.9 million, up 102.9%

•	Net income attributable to common shareholders of $5.7 million, up 280.0%

•	Earnings per diluted share of $0.21, up 250.0%

•	Net debt to net capitalization of 19.3%

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer commented, “This year is off to a strong start as the positive trends that we experienced in 2014 continued in the first quarter of 2015. We continue to deliver solid year-over-year growth across most of our key operating metrics. Traffic and new order activity in both our existing and new neighborhoods were particularly strong in the first quarter.” Mr. Bass added, “In addition, our brokerage business posted a 15% increase in transactions over first quarter of 2014, further supporting why we believe that the Florida housing market remains a healthy and attractive market for WCI Communities.”

First Quarter 2015 Results

The Company generated total revenues of $97.7 million for the quarter ended March 31, 2015, an increase of $23.9 million, or 32.4%, compared to $73.8 million in the first quarter of 2014. Compared to the prior year period, Homebuilding revenues grew 39.6%, Real Estate Services revenues were up 23.2%, and Amenities revenues increased by 8.2%.

The Company delivered 138 homes in the first quarter, an increase of 21 units, or 17.9% from the prior year period. The average selling price per home delivered during the quarter ended March 31, 2015 was $486,000, an increase of 18.5%, compared to $410,000 in the first quarter of 2014. Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 30.0% in the quarter ended March 31, 2015, representing a 10 basis point decrease from the prior year period.

For the quarter ended March 31, 2015, net income attributable to common shareholders was $5.7 million, or $0.21 per diluted share, compared to $1.5 million and $0.06, respectively, in the prior year period. Included in the current quarter was a $1.8 million, or $0.07 per share, reduction in income tax expense attributable to the U.S. Department of Treasury’s and the Internal Revenue Service’s recently published final regulations under Section 162(m) of the Internal Revenue Code, providing certain relief from the annual federal income tax deduction limitations pertaining to executive compensation for newly public companies.

New orders during the first quarter of 2015 increased 54.1% to 316 homes and the contract value of new orders was $140.8 million for the first quarter, an increase of 39.3% from the prior year period.

As of March 31, 2015, backlog contract value was $282.4 million, an increase of $85.7 million, or 43.6% from the prior year. The average selling price of backlog units was $496,000, a decrease of 3.9% from the prior year. The decrease in average selling price of the backlog units was due to shifting product mix between new orders and deliveries in the 2015 first quarter.

Conference Call

As previously announced, the Company will host a conference call to discuss 2015 first quarter results before the market opens on Wednesday, April 29, 2015 at 8:30 a.m. (ET). A slide presentation for the call will be available on the Investors section of the Company’s website at investors.WCICommunities.com. The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A telephonic replay will be available after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for both the live call and the replay is 13606239. The replay will be available until 11:59 p.m. (ET) on May 13, 2015.

Shareholders, investors and other interested parties may also listen to a webcast of the conference call by logging onto the Investors section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA , Adjusted gross margin from homes delivered and net debt to net capitalization. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity-rich, lifestyle-oriented master-planned communities, catering to move-up, second-home and active adult buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s website at www.WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding our ability to leverage overhead costs and increase profitability, our expectations with respect to future growth, and market conditions. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time.

Actual results could differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates, the unavailability of mortgage financing or changes in tax laws, which make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 that was filed by the Company with the Securities and Exchange Commission on February 25, 2015 and elsewhere therein, and subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statement, there should be no inference that it will make additional updates with respect to those or its other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$144,556	$174,756
Restricted cash	13,610	12,125
Notes and accounts receivable	5,630	5,637
Real estate inventories	499,353	449,249
Property and equipment, net	24,505	25,021
Other assets	22,539	20,179
Deferred tax assets, net of valuation allowances	109,780	110,823
Goodwill	7,520	7,520

Total assets	$827,493	$805,310

Liabilities and Equity
Accounts payable	$30,758	$20,040
Accrued expenses and other liabilities	63,839	68,986
Customer deposits	40,442	30,662
Senior notes, including unamortized premiums of $1,143 and $1,179 at March 31, 2015 and December 31, 2014, respectively	251,143	251,179

Total liabilities	386,182	370,867

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,850,484 shares issued and 25,806,706 shares outstanding at both March 31, 2015 and December 31, 2014	259	259
Additional paid-in capital	303,078	302,111
Retained earnings	136,233	130,581
Treasury stock, at cost, 43,778 shares at both March 31, 2015 and December 31, 2014	(505)	(505)

Total WCI Communities, Inc. shareholders’ equity	439,065	432,446
Noncontrolling interests in consolidated joint ventures	2,246	1,997

Total equity	441,311	434,443

Total liabilities and equity	$827,493	$805,310

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues
Homebuilding	$67,047	$47,995
Real estate services	22,766	18,463
Amenities	7,889	7,322

Total revenues	97,702	73,780

Cost of Sales
Homebuilding	48,548	34,548
Real estate services	21,884	18,582
Amenities	7,142	6,816

Total cost of sales	77,574	59,946

Gross margin	20,128	13,834

Selling, general and administrative expenses	13,091	10,322
Interest expense	260	498
Other income, net	(96)	(365)

	13,255	10,455

Income from operations before income taxes	6,873	3,379
Income tax expense	916	1,660

Net income	5,957	1,719
Net income attributable to noncontrolling interests	(305)	(239)

Net income attributable to common shareholders of WCI Communities, Inc.	$5,652	$1,480

Earnings per share attributable to common shareholders of WCI Communities, Inc.:
Basic	$0.22	$0.06

Diluted	$0.21	$0.06

Weighted average number of shares of common stock outstanding:
Basic	26,181	26,015

Diluted	26,383	26,231

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating activities
Net income	$5,957	$1,719
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	227	195
Amortization of debt premium	(36)	—
Depreciation	709	588
Provision for (recovery of) bad debts	(25)	155
Deferred income tax expense	1,043	1,660
Stock-based compensation expense	967	812
Changes in assets and liabilities:
Restricted cash	(1,485)	(2,973)
Notes and accounts receivable	32	1,986
Real estate inventories	(50,520)	(16,924)
Other assets	(2,587)	(3,109)
Accounts payable and other liabilities	5,987	(9,601)
Customer deposits	9,780	7,916

Net cash used in operating activities	(29,951)	(17,576)

Investing activities
Additions to property and equipment	(193)	(875)

Net cash used in investing activities	(193)	(875)

Financing activities
Payments of debt issuance costs	—	(25)
Payments of community development district obligations	—	(36)
Distribution to noncontrolling interests	(56)	—
Purchases of treasury stock	—	(178)

Net cash used in financing activities	(56)	(239)

Net decrease in cash and cash equivalents	(30,200)	(18,690)
Cash and cash equivalents at the beginning of the period	174,756	213,352

Cash and cash equivalents at the end of the period	$144,556	$194,662

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (both such terms are defined below), and net debt to net capitalization.

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and make strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is relevant and useful to shareholders, investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, they may calculate the measure differently than we do and, therefore, may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended March 31,
	2015	2014
	($ in thousands)
Homebuilding gross margin	$18,499	$13,447
Less: gross margin from land and home sites	—	—

Gross margin from homes delivered	18,499	13,447
Add: capitalized interest in cost of sales	1,624	985

Adjusted gross margin from homes delivered	$20,123	$14,432

Gross margin from homes delivered as a percentage of revenues from homes delivered	27.6%	28.0%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	30.0%	30.1%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income (loss) from discontinued operations, other income, stock-based compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to shareholders, investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effects of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools and, therefore, shareholders, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest that is necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by (used in) operating activities as measures of liquidity. Shareholders, investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our unaudited consolidated financial statements in Item 1 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 that we plan to file with the Securities and Exchange Commission on or before May 1, 2015.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended March 31,
	2015	2014
	($ in thousands)
Net income attributable to common shareholders of WCI Communities, Inc.	$5,652	$1,480
Interest expense	260	498
Capitalized interest in cost of sales (1)	1,624	985
Income taxes	916	1,660
Depreciation	709	588

EBITDA	9,161	5,211
Other income, net	(96)	(365)
Stock-based compensation expense (2)	967	812

Adjusted EBITDA	$10,032	$5,658

Adjusted EBITDA margin	10.3%	7.7%

(1)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.
(2)	Represents the expense recorded in the Company’s unaudited consolidated statements of operations related to its stock-based compensation plans.

Net Debt to Net Capitalization

We believe that net debt to net capitalization provides useful information to shareholders, investors and other interested parties regarding our financial position and cash and debt management. It is also a relevant financial measure for understanding the leverage employed in our operations and as an indicator of our ability to obtain future financing.

We believe that by deducting cash and cash equivalents from our outstanding debt, we provide a measure of our debt that considers our cash position. Furthermore, we believe that this approach provides useful information because the ratio of debt to capital does not consider our cash and cash equivalents and we believe that a debt ratio net of cash, such as net debt to net capitalization, provides supplemental information by which our financial position may be considered. Shareholders, investors and other interested parties may also find this information to be helpful when comparing our leverage to the leverage of other companies in our industry that present similar information.

The table below presents the computations of our net debt to net capitalization and reconciles such amounts to the most directly comparable GAAP financial measure, debt to capital.

	March 31,	December 31,
	2015	2014
	($ in thousands)
Senior Notes due 2021	$251,143	$251,179
Total equity	441,311	434,443

Total capital	$692,454	$685,622

Debt to capital (1)	36.3%	36.6%

Senior Notes due 2021	$251,143	$251,179
Less: unamortized premium	1,143	1,179

Principal amount of Senior Notes due 2021	250,000	250,000
Less: cash and cash equivalents	144,556	174,756

Net debt	105,444	75,244
Total equity	441,311	434,443

Net capitalization	$546,755	$509,687

Net debt to net capitalization (2)	19.3%	14.8%

(1)	Debt to capital is computed by dividing the carrying value of our Senior Notes due 2021, as reported on our consolidated balance sheets, by total capital as calculated above. The Senior Notes due 2021 were our only outstanding debt as of March 31, 2015 and December 31, 2014.
(2)	Net debt to net capitalization is computed by dividing net debt by net capitalization.

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481